Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES

SHARE REPURCHASE PROGRAM

Radnor, PA, March 21, 2022 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced a new $3 million share repurchase program, in accordance with the requirements of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended. These repurchases, which will use existing funds, will be made in open market or privately negotiated transactions and are expected to be completed within the 2022 calendar year.

This new plan replaces the $6 million share repurchase plan announced in May 2021, which resulted in the repurchase of 236,159 shares at an average cost of $6.94 per share for a total of $1.6 million. The May 2021 plan was suspended in October 2021 as part of the Company’s modified Dutch auction self-tender, which resulted in the repurchase of 4.3 million common shares at $9.06 per share, including transaction costs, for a total of $39.0 million.

Since the release of Safeguard’s Q4 2021 earnings and the filing of its 2021 Form 10-K, there have been no material developments to Safeguard’s ownership interests and no substantive developments in its recently announced process to evaluate strategic alternatives. The engagement of Houlihan Lokey to assist in the Company’s evaluation of strategic alternatives may or may not result in a transaction and, if a transaction were to occur, it may occur at a value per share that is higher or lower than the current share price. As the engagement has only recently begun, there can be no assurance regarding any potential outcome. Furthermore, Safeguard has agreed to fund approximately $1.4 million to Clutch Holdings, Inc. along with other existing investors. Inclusive of this funding, Safeguard’s year-to-date deployments total $3.4 million, as compared to the full year 2022 deployments estimate of $5 million to $9 million announced in our fourth quarter 2021 earnings release.

“In our view, Safeguard’s current share price is not reflective of the portfolio’s fair market value or future potential. The share repurchase program announced today, albeit modest in size, represents a prudent capital allocation decision, is consistent with the minimum cash amounts required to execute our strategy, and has no impact on our recently announced retention of Houlihan Lokey to assist us in exploring strategic alternatives,” said Eric C. Salzman, Chief Executive Officer.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

www.safeguard.com	© 2022 Safeguard Scientifics, Inc. All rights reserved.	1 of 2

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements.” Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

www.safeguard.com	© 2022 Safeguard Scientifics, Inc. All rights reserved.	2 of 2